EXHIBIT 23.3

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in this Registration Statement of Eldorado Resorts, Inc. on Form S-4 of our report dated October 20, 2015 related to the financial statements of Circus Circus Hotel and Casino-Reno as of and for the year ended December 31, 2014, appearing in the Current Report on Form 8-K/A of Eldorado Resorts, Inc. dated January 14, 2016, and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Deloitte & Touche LLP

Las Vegas, Nevada

January 14, 2016